Exhibit 3.190

CERTIFICATE OF FORMATION

OF

PENDLETON METHODIST HOSPITAL, L.L.C.

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The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (the “Company”) is Pendleton Methodist Hospital, L.L.C.

SECOND: The address of the registered office of the Company in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The Company’s registered agent at that address is The Corporation Trust Company.

THIRD: This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Certificate of Formation this 21st day of August, 2003.

Celeste A. Stellabott, Authorized Person